Exhibit 99.1

Energem Corp. Secures Standby Equity Purchase Agreement with Yorkville Advisors Global, LP

New York, New York – January 17, 2023 – Energem Corp. (“Energem”) (Nasdaq: ENCP, ENCPW), a special purpose acquisition company, today announced that it has entered into a definitive $200 million Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (the “Investor”), and Graphjet Technology Sdn. Bhd., a Malaysian private limited company and pioneering leader in the production of innovative, green, and low-cost graphene, graphite and graphene-based materials (“Graphjet”).

As previously announced, Energem and Graphjet entered into a definitive share purchase agreement that will result in Graphjet becoming a wholly-owned subsidiary of Energem, and Energem to be renamed Graphjet Technology and is expected to be listed on the Nasdaq Global Market under the ticker symbol “GTI” (the “Business Combination”). Completion of the announced Business Combination remains subject to clearance by the Securities and Exchange Commission of Energem’s Form S-4 and approval by shareholders of both Energem and Graphjet.

Under the terms of the SEPA, and subject to the Closing of the Business Combination, Graphjet Technology will have the right, but not the obligation, in its sole discretion, to issue and sell to the Investor up to $200 million in Graphjet Technology’s ordinary shares, based on its funding requirement at any time during the 36 months and the effectiveness of a registration statement with the Securities and Exchange Commission registering Graphjet Technology’s ordinary shares issuable pursuant to the SEPA and other terms and customary conditions set forth in the SEPA.

Mr. Swee Guan Hoo, CEO of Energem, commented, “We are pleased to announce this equity investment with Yorkville Advisor Global. This investment is a result of the hard work of our respective teams over the past several months. We thank Yorkville for its support and commitment to Graphjet Technology. Today, we are taking another important step in our venture, positioning Graphjet Technology to meet the demands of its customers, drive growth and secure its path for the future.”

Lee Ping Wei, CEO of Graphjet added, “The access to up to $200 million of equity investment under the SEPA is a significant step towards accelerating growth and constructing a state-of-the-art manufacturing facility in the face of persistent demand for graphite, which is the largest component of the lithium-ion battery with about half of a lithium-ion battery comprised of graphite. Graphite is the key raw material in the battery anode with almost all EV battery anodes comprising 100% graphite. As such, graphene based anode battery materials are critical and important in the world of EVs.”

Rimon P.C. represented Energem on the SEPA and Nelson Mullins Riley & Scarborough LLP acted as legal counsel to Graphjet.

About Graphjet Technology Sdn. Bhd.

Graphjet Technology Sdn. Bhd. was founded in 2019 in Malaysia as an innovative graphene and graphite producer. Graphjet Technology has the world’s first patented technology to recycle palm kernel shells generated in the production of palm seed oil to produce single layer graphene and artificial graphite. Graphjet’s sustainable production methods utilizing palm kernel shells, a waste agricultural product that is common in Malaysia, will set a new shift in Graphite and Graphene supply chain of the world.

About Energem Corp.

Energem Corp. is a blank check company formed for the purposes of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more energy and/or sustainable natural resource companies. In November 2021, Energem consummated a $115 million initial public offering of 11.5 million units (reflecting the underwriters’ full exercise of their over-allotment option), each unit consists of one Class A ordinary share and one redeemable warrant, each warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. ARC Group Limited acted as sole financial advisor and EF Hutton, division of Benchmark Investments LLC, served as the sole book-running manager of Energem’s initial public offering.

Important Information About the Proposed Business Combination and Where to Find It

Energem has filed a registration statement on Form F-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC. Energem’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Graphjet and Energem and the proposed business combination. Promptly after the Form F-4 is declared effective by the SEC, Energem will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and shareholders of Energem are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Energem with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Energem Corp., Level 3, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Bangsar South, Wilayah Persekutuan, Kuala Lumpur, Malaysia.

Participants in the Solicitation

Energem Corp. and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Energem’s shareholders in connection with the proposed transaction. A list of the names of those directors and executive officers and a description of their interests in Energem will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about Energem’s directors and executive officers and their ownership of Energem ordinary shares is set forth in Energem’s final prospectus dated November 15, 2021 and filed with the SEC on November 17, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

Graphjet Technology Sdn. Bhd. and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Energem in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is included in the proxy statement/prospectus filed with the SEC on Form F-4. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of Energem may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, Energem’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in Energem’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Energem, including those set forth in the Risk Factors section of Energem’s registration statement and prospectus for Energem’s initial public offering filed with the SEC, Energem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Energem’s Quarterly Reports on Form 10-Q and other filings with the SEC. Energem undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

No Offer or Solicitation

This press release relates to a proposed business combination between Energem Corp. and Graphjet Technology Sdn. Bhd., and does not constitute a proxy statement or solicitation of a proxy and does not constitute an offer to sell or a solicitation of an offer to buy the securities of Energem Corp. or Graphjet, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Contacts

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan, Kuala Lumpur, Malaysia

Attn: Mr. Swee Guan Hoo

Chief Executive Officer

Tel: + (60) 3270 47622